EXHIBIT 10(tt)

OFFICE LEASE AGREEMENT

BY AND BETWEEN

THE WELLS FUND XI – FUND XII – REIT JOINT VENTURE

AND

THE EPOCH GROUP, L.C.

20/20 BUILDING

2020 WEST 89th

LEAWOOD, KANSAS

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TABLE OF CONTENTS

Page

RIDER 1—General Definitions

EXHIBIT A — Plan Showing Premises
EXHIBIT B — Work Agreement
EXHIBIT C — Rules and Regulations
EXHIBIT D — Certificate Affirming the Lease Commencement Date
EXHIBIT E — Form of Guaranty
EXHIBIT F — Reserved
EXHIBIT G— Janitorial Specifications
EXHIBIT H — HVAC Specifications
EXHIBIT I — Legal Description

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is dated as of the 18th day of December, 2006, by and between The Wells Fund XI – Fund XII – REIT Joint Venture (“Landlord”), and The EPOCH Group, L.C., a Missouri limited liability company (“Tenant”).

ARTICLE I

SPECIAL DEFINITIONS

1.1 Anticipated Delivery Date: The day following the date on which this Lease has been fully executed and a copy received by both Landlord and Tenant.

1.2 Base Rent: the annual amount payable as set forth in the following tables:

Lease Month	Monthly Installment	Annual Installment	Per Square Foot
1-17	$58,951.00	$707,418.00	$18.00
18-29	$59,770.27	$717,243.25	$18.25
30-41	$60,589.04	$727,068.50	$18.50
42-53	$61,407.81	$736,893.75	$18.75
54-65	$62,226.58	$746,719.00	$19.00

Notwithstanding the foregoing, provided no Event of Default exists, Tenant shall not be required to pay Base Rent for the Premises during the first five (5) calendar months of the Term. In the event that Tenant commits a material, monetary Event of Default during the Term and Tenant fails to cure, all sums so abated shall be immediately due and payable.

1.3 Intentionally deleted.

1.4 Brokers: CB Richard Ellis (“Landlord’s Broker”); and Colliers Turley Martin Tucker (“Tenant’s Broker”).

1.5 Building: the  20/20 Building containing seventy thousand one hundred seventy (70,170) square foot of total rentable area (“Total Area”), located at 2020 West 89th, Leawood, Kansas.

1.6 Building Hours: 6:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 6:00 a.m. to 2:00 p.m. on Saturday (excluding Holidays).

1.7 Expiration Date: 11:59 p.m. (local time at the Building) on the last day of the sixty fifth Lease Month.

1.8 Guarantor: Blue Cross and Blue Shield of Kansas City, a Missouri health services corporation.

1.9 Holidays: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any additional holidays commonly recognized by the U.S. Federal Government or the State of Kansas.

1.10 Improvements Allowance: the product of Sixteen and 50/100 Dollars ($16.50) multiplied by the rentable area of the Premises.

1.11 Landlord Notice Address: c/o Wells Capital, Inc., 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092-2295, Attention: Asset Manager –  20/20 Building, Leawood, KS, with a copy to CB Richard Ellis, 4717 Grand Ave. Suite 500, Kansas City, Missouri 64112.

1.12 Landlord Payment Address: Tenant shall deliver rent payments to the address designated in writing by Landlord from time to time on at least thirty (30) days prior written notice (except that thirty (30) days prior notice shall not be required for the initial address designated by Landlord). At Landlord’s option upon at least thirty (30) days written notice, Tenant shall make all payments by means of electronic transfer of funds.

1.13 Lease Commencement Date: The Lease Commencement Date shall be June 1, 2007.

1.14 Lease Term: Sixty five (65) months from the Lease Commencement Date, subject to Section 3.1.

1.15 Permit Allotment: Tenant shall be entitled to twenty one (21) parking permits for the covered lot available for Tenant’s use on a first come, first served basis at no additional cost to Tenant.

1.16 Operating Charges Base Year. Calendar year 2007.

1.17 Premises: deemed to contain thirty nine thousand three hundred one (39,301) rentable square feet as more particularly designated on Exhibit A. Contemporaneously with execution of this Lease, Landlord is entering into another lease with Tenant’s affiliate, Blue Cross and Blue Shield of Kansas City (“BCBS”), for approximately 15,000 rentable square feet. Construction drawings have not yet been finalized for either lease. No later than thirty (30) days after the Lease Commencement Date, at either party’s request, Landlord and Tenant shall execute and deliver amendments to this Lease and to the BCBS Lease confirming the exact square footage of the Premises under this Lease and the Premises under the BCBS lease, provided that there shall be no change in the aggregate total rentable square footage leased under both of such leases by virtue of such remeasurement and amendments.

1.18 Real Estate Taxes Base Year. Calendar year 2007.

1.19 Security Deposit Amount: no security deposit shall be required under this Lease.

1.20 Tenant Notice Address: One Pershing Square, 2301 Main Street, Kansas City, Missouri 64108, Attn: Legal Services, until Tenant has commenced beneficial use of the Premises; and 2020 West 89th, Leawood, Kansas 66206, Attn: President, with a copy to Blue Cross and Blue Shield of Kansas City, One Pershing Square, 2301 Main Street, Kansas City, Missouri 64108, Attn: Legal Services, after Tenant has commenced beneficial use of the Premises.

1.21 Tenant’s Proportionate Share: 56.01% for Operating Charges and 56.01% for Real Estate Taxes.

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, or non-common or non-public areas of any portion of the Building, whether or not any such areas are located within the Premises. However, Tenant shall have the non-exclusive right to use: (1) the plenums, risers, electrical closets, telephone rooms, ducts or pipes on or serving the floors on which the Premises are located (other than those installed for another tenant’s exclusive use and provided Tenant shall have such utilization in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building) in accordance with plans and specifications to be approved by Landlord in its sole discretion; (2) the Parking Facility in accordance with Article XXIV; and (3) any mechanical rooms, electrical closets and telephone rooms located within the Premises, for the purpose for which they were intended, but only with Landlord’s prior consent (except to the extent that such rooms and closets contain no system, wiring or other item related to either the Building Structure and Systems or to a structure or system of any tenant or occupant other than Tenant, in which case no such prior consent of Landlord shall be required for use by Tenant’s on-site, properly licensed and trained technicians) and strictly in accordance with Landlord’s rules, regulations and requirements in connection therewith.

2.2 Subject to Landlord’s right to approve any alterations or improvements to be installed by Tenant pursuant to the terms of this Lease, Landlord agrees that Tenant has the right to use during the term of the Lease up to 100 square feet of space on the roof of the Building so that Tenant may install a satellite transmitting or receiving dish, a microwave antenna and/or repeaters necessary for Tenant’s business (and not for public broadcasting) (individually and collectively, the “Antenna”), provided that (a) the size, location and manner of installation of such Antenna shall be determined by Landlord in its sole discretion, (b) the Antenna shall be located so as to not be visible except from above the Building and Tenant shall install such screens as may be necessary to prevent the visibility of the Antenna, (c) no such Antenna shall be affixed to the roof of the Building by any device which penetrates the roof and Landlord shall have the right to approve in advance Tenant’s mounting of the Antenna, (d) Tenant shall bear all costs and liability incurred with respect to the installation, operation, maintenance, removal and insuring of the Antenna, (e) installation, operation and removal of the Antenna shall be performed in such manner as is necessary in order to preserve Landlord’s roof warranty, and (f) the installation, operation and maintenance of the Antenna is permitted under and performed in full compliance with all applicable laws and the rules and regulations of the Building. Landlord agrees that Tenant shall have the non-exclusive right to use the risers in the Building for installation, operation, maintenance and removal of the Antenna; provided that (i) such use of the riser space shall be shared with other tenants and the providers of services to the Building, (ii) Tenant shall make no installation or alteration in any riser without Landlord’s prior written consent, and (iii) such use otherwise complies with this Lease. Tenant shall be responsible for the repair and maintenance of the Antenna and all related equipment and wiring during the Term of this Lease, at Tenant’s sole cost and expense, and upon the termination of this Lease shall, at Tenant’s sole cost and expense, remove said Antenna and all related equipment and wiring and repair any damage to the roof or risers of the Building caused as a result of such use or removal. Any required structural reinforcement shall be made at Tenant’s sole cost and will be performed by Landlord or Landlord’s contractors. Landlord will not be liable to Tenant or to any other person whomsoever for any injury to person or damage to property, arising out of any use of the roof or any other portion of the Building pursuant to this Section 2.2.

ARTICLE III

TERM

3.1 All of the provisions of this Lease shall be in full force and effect from and after the date first above written. The Lease Term shall commence on the Lease Commencement Date and expire at 11:59 P.M. on the Lease Expiration Date. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

3.2 Promptly after the Lease Commencement Date is ascertained, at either party’s request Landlord and Tenant shall execute the certificate attached to this Lease as Exhibit D. Failure to execute said certificate shall not affect the commencement or expiration of the Lease Term.

3.3 (a) It is presently anticipated that the Premises will be delivered to Tenant on the Anticipated Delivery Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof.

(b) Tenant shall be entitled to occupy the Premises prior to the Lease Commencement Date in order to perform Tenant’s initial improvements to the Premises, subject to all the terms and conditions of this Lease other than those requiring payment of Base Rent.

ARTICLE IV

BASE RENT

4.1 From and after the Lease Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year.

4.2 Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Lease Term following the Lease Commencement Date. If the Lease Commencement Date is not the first day of a month, then the Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth ( 1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the Lease Commencement Date.

4.3 All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

4.4 Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

ARTICLE V

OPERATING CHARGES AND REAL ESTATE TAXES

5.1 For purposes of this Article V, the term “Building” shall be deemed to include the Land, the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping, alleys and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, Landlord shall prorate the common expenses and costs with respect to each such building or parcel of land in its sole but reasonable judgment.

5.2 (a) From and after the Lease Commencement Date, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed the Operating Charges Base Amount (i.e. the Operating Charges incurred during the Base Year of 2007). Tenant’s Proportionate Share with respect to Operating Charges set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.20, and the denominator of which is the number of square feet of Total Area in the Building.

(b) If the average occupancy rate for the Building during any calendar year (including the Operating Charges Base Year of 2007) is less than ninety five percent (95%), or if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year (including the Operating Charges Base Year) all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety five percent (95%) and if Landlord paid for such utilities or services furnished to such premises. Landlord shall gross up Operating Charges pursuant to this Subsection 5.2(b) only in accordance with sound accounting principles, consistently applied.

(c) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the Operating Charges Base Amount (defined below). At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth ( 1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.3 (a) From and after the Lease Commencement Date, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Real Estate Taxes exceed the Real Estate Taxes Base Amount (defined below). Tenant’s Proportionate Share with respect to Real Estate Taxes set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.20, and the denominator of which is the number of square feet of Total Area in the Building. Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord’s prior written consent.

(b) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such amount and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth ( 1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Real Estate Taxes showing (1) Tenant’s Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant’s estimated payments made during such year. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.4 If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes compatible with first class office buildings in the Building’s submarket, and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Landlord at its expense (subject to reimbursement pursuant to Article V, if and to the extent permitted thereby) shall comply with all Laws to the extent the same apply directly to the Building Structure and Systems and Common Areas as a whole. Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all in a timely manner at Tenant’s sole expense. If any Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Without limiting the generality of any of the foregoing: Tenant, at its expense, shall install and maintain fire extinguishers and other fire protection devices as may be required with respect to Tenant’s use of the Premises from time to time by any agency having jurisdiction thereof and/or the underwriters insuring the Building; and Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises (including suite entry doors and related items) and the business conducted therein. Any Alterations made or constructed by or for Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land.

6.2 Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.

6.3 Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, provided that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant and the quantity of same does not equal or exceed a “reportable quantity” as defined in 40 C.F.R. 302 and 305, as amended. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant (it being understood that the term “inaction” as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Materials existing in the Premises as of the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent of Tenant, unless such condition is knowingly aggravated as a result of Tenant’s use or occupancy of the Premises), Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. Tenant shall: (i) give Landlord immediate verbal and follow-up written notice of any actual or threatened Environmental Default with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi-governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, at Tenant’s sole cost and expense, any lawful action necessary to address same.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may not be unreasonably withheld by Landlord (subject to the remainder of this Article VII). Notwithstanding any of the foregoing to the contrary, provided no Event of Default exists under this Lease, and subject to Landlord’s rights and Tenant’s obligations pursuant to Sections 7.3, 7.4 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first-class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) intentionally deleted; or (v) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (vi) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vii) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty-five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this

Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to five hundred dollars ($500) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord’s receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord’s consent thereto, within ten (10) days after execution thereof.

7.2 (a) Intentionally deleted.

(b) Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Section 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.

7.3 If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent where required, Tenant shall give to Landlord a Tenant’s Sublease Request Notice.

7.4 Intentionally deleted.

7.5 Intentionally deleted.

7.6 All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Landlord, as part of Operating Charges (to the extent permitted by this Lease and excluding damage caused by Tenant, which Tenant shall promptly repair), shall promptly make all repairs and replacements, and perform all maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall maintain, repair and replace, at Tenant’s sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor. Tenant shall give Landlord prompt written notice of any defects or damage to the Premises, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, subject to Landlord’s obligations under this Lease, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than that on the Lease Commencement Date, except for ordinary wear and tear and as otherwise provided in this Article VIII, Article XIII or Article XVII. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of Tenant or any Agent of Tenant, shall be repaired by and at Tenant’s expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed ten (10) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V). All other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense; provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at no cost to Tenant.

8.2 Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Article V if and to the extent permitted thereby) shall keep the Building Structure and Systems, clean and in good operating condition and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Landlord shall have no obligation to make any repairs whatsoever brought about by any act or omission of Tenant or any Agent.

ARTICLE IX

ALTERATIONS

9.1 Tenant shall accept the Premises in its “as is” condition as of the Lease Commencement Date. The initial improvement of the Premises under this Lease shall be accomplished by Tenant or its designated contractor in accordance with Exhibit B and all other applicable provisions of this Lease (including Articles IX, XIII and XIX). Landlord is under no obligation to make any Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to, within ten days after full execution of this Lease (but in no event later than February 1, 2007), cause the following systems and equipment to be in good working order and repair consistent with a multi story first class office building: (a) the HVAC system serving the Premises and the common areas of the Building; (b) the 1375 KVA generator and UPS back up systems; and (c) all Building elevators. With respect to the supplemental HVAC units (the Liebert units) located within the Premises on the second floor, Landlord leases the units to Tenant in an “as is” condition and Tenant shall be responsible for the reconditioning, repair, and maintenance thereof, provided that Landlord shall pay or reimburse Tenant up to five thousand dollars ($5,000) toward the cost of (i) the preparation of a condition report for the Liebert units by a third party contractor (and Landlord has already engaged a contractor for this purpose) and (ii) necessary repairs to the Liebert units. The $5,000 payment is in the aggregate under this Lease and the Lease with BCBS, i.e. Landlord will pay up to $5,000 total, not $10,000.

9.2 Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion with respect to Structural and System Alterations and any Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord. All Alterations made by Tenant shall be made: (a) in a good, workerlike, first-class and prompt manner; (b) using new or comparable materials only; (c) by a contractor reasonably approved in writing by Landlord; (d) on days and at times reasonably approved in writing by Landlord; (e) under the supervision of an architect reasonably approved in writing by Landlord; (f) in accordance with plans and specifications reasonably acceptable to Landlord, approved in writing at Landlord’s standard charge; (g) in accordance with all Laws; (h) after having obtained any required consent of the holder of any Mortgage of whom Tenant has notice; (i) after obtaining public liability and worker’s compensation insurance policies reasonably approved in writing by Landlord; (j) with the obligation for Tenant to deliver to Landlord written, unconditional, full or partial (as applicable) waivers of mechanics’ and materialmen’s liens against the Premises and the Building for all work, labor and services to be performed and materials to be furnished within ten (10) business days after the applicable portion of the Alterations are completed; and (k) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant’s financial ability to complete the Alteration in accordance with the provisions of this Lease (including, a payment or performance bond). If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a reasonably acceptable bond. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant’s account, Landlord having no obligation or responsibility in respect thereof. Landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord’s representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All

Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive). In connection with any Alteration to be performed by Landlord, Landlord shall be paid a construction supervision fee in an amount equal to five percent (5%) of the total cost of such Alteration. Landlord shall not charge a construction supervision fee for Alterations to be performed by Tenant, though Tenant shall be required to reimburse Landlord for out of pocket costs reasonably incurred by Landlord in reviewing such Alterations. Promptly after the completion of an Alteration for which working drawings were prepared, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built (or record) drawings and CAD drawings showing such Alteration in place.

9.3 If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant’s expense, to remove and correct such Alterations and restore the Premises and the Building. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (b) Tenant shall remove at its expense all Alterations and other items (including any telecommunications, security, data, computer and similar equipment, cabling and wiring installed by or on behalf of Tenant) in the Premises or the Building which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request by Tenant given with Tenant’s request for Landlord’s approval of such Alteration. Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations consisting of standard buildout items that are typically installed by similar tenants in multi-tenanted, multi-story, first class office buildings (such as partitions, but not interior staircases, for example), unless so indicated by Landlord at the time required above; and (y) any Alteration made by Tenant in initially finishing and completing the Premises in accordance with Exhibit B, except any Structural and System Alterations or as otherwise indicated on any of Tenant’s plans. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. If such removal causes damage or injury to the Premises or the Building, then Landlord shall have the right, at Tenant’s expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option be deemed abandoned or become the property of Landlord to be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all costs (including a construction management fee) incurred by Landlord in effectuating such return.

ARTICLE X

SIGNS

10.1 Subject to Tenant’s receipt of government approvals and subject to Landlord’s prior written approval of sign specifications and the contractor who will perform the work, Tenant may install, at Tenant’s expense, up to Tenant’s Proportionate Share of panels or other appropriate signage on the existing sign at the corner of 89th and State and the monument sign in front of the Building. In addition, Landlord will list, at Landlord’s expense, the name of Tenant (and any permitted subtenants and assignees) and its employees in the Building directory in a number of listings up to the Building Directory Share and will provide Building standard signage on suite entry doors. Except as provided herein, Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior or interior of the Building (including windows and doors), or on any part of the interior of the Premises which can be seen from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however that Landlord shall only affix, install, or display signs on the interior of the Premises which pertain to the management or operation of the Building.

ARTICLE XI

GUARANTY

11.1 As additional consideration for Landlord to enter into this Lease, Tenant shall cause Guarantor to execute the guaranty attached hereto as Exhibit E and Tenant shall deliver same to Landlord contemporaneously with Tenant’s execution hereof. Tenant’s failure to deliver such guaranty as required in the preceding sentence shall be an automatic Event of Default under this Lease, with no notice being necessary to Tenant, and Landlord shall be entitled to exercise any and all rights and remedies available to it hereunder, as well as at law or in equity. Additionally, if Tenant fails to deliver such guaranty, Landlord, notwithstanding anything to the contrary contained in this Lease, with respect to this Lease and the lease for separate premises within the Building concurrently being entered into between Landlord and Guarantor, (a) shall not be required to perform any tenant improvement work in the Premises, (b) shall not be required to make any reimbursements or allowances in connection with any tenant improvement work, (c) shall not be required to pay any brokerage commissions to the broker or brokers representing Tenant and Guarantor (and Tenant shall indemnify Landlord against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant), and (d) may terminate both such leases by providing Tenant and Guarantor five days advance written notice thereof.

ARTICLE XII

INSPECTION

12.1 Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall give Tenant twenty four (24) hours advance notice of any such entry and to permit Tenant to have a representative present at such time; and to minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry but same shall not prohibit Landlord from performing maintenance and repairs during business hours and that Landlord shall have no obligation to employ overtime or other premium pay labor or other costs in connection therewith). If possible, at Tenant’s request Landlord shall perform maintenance and repair work after hours. If Landlord performs maintenance and repair work after hours at Tenant’s request, Tenant shall be responsible for the cost differential (i.e. the overtime charges) incurred by Landlord in connection with such work, provided, however, that Tenant shall not be responsible for any overtime charges if after hours work is being performed for another Tenant of the Building besides Tenant or an affiliate of Tenant.

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which will in any way increase the rate of property insurance or other insurance on the Building. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2 (a) Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-, x or better rating and S&P rating of at least A-:

(i) Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii) Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

(iii) Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv) Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v) All Risk Property Insurance covering Tenant’s property, improvements and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi) Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii) Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b) Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s Representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any loss or damage covered by such policy; (3) be acceptable in form and content to Landlord; and (4) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice of such proposed action. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance. Tenant shall deliver an Acord 25 certificate with respect to all liability and personal property insurance and an Acord 28 certificate with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Lease Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

13.3 Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which

Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 From and after the Lease Commencement Date, Landlord will provide to the Premises, consistent with general (non-medical and non-governmental) office purposes for first class office buildings in the Building’s submarket: air-conditioning and heating during the seasons they are required in Landlord’s reasonable judgment substantially in accordance with Exhibit H; janitorial service on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding Holidays) substantially in accordance with Exhibit G, electric power from the utility provider at estimated 13 watts per square foot for Tenant’s use (plus an estimated 6 watts from the generator); standard hot and cold water in Building standard bathrooms and chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); landscaping and snow removal during the seasons they are required; and exterior window-cleaning service. If Tenant requires air-conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday). Tenant shall pay for such extra service in accordance with Landlord’s then-current schedule, which shall reflect Landlord’s cost of providing such service (including a reasonable activation fee but without a profit increment. To the extent Tenant provides or contracts for any services relating to any Building Structure or System or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty-four (24) hours per day each day of the year (except in the event of an emergency). Landlord may provide a card key (or similar type of) access system to provide access to the Building and the Parking Facility at times other than Building Hours. A reasonable number of access cards or other means of access shall be provided to Tenant at no cost to Tenant (except that Landlord may charge Tenant for replacement cards). Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. Tenant shall not permit anyone, except for Tenant’s employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord’s discretion, be required to sign in and out.

14.2 Landlord may install, at Landlord’s expense, checkmeters to electrical circuits serving Tenant’s equipment to verify that Tenant is not consuming excessive electricity (as defined below). If such checkmeters indicate that Tenant’s electricity consumption is excessive beyond the capacity to be provided by Landlord hereunder, Landlord may install at Tenant’s expense submeters to ascertain Tenant’s actual electricity consumption, and Tenant shall thereafter pay for such excess consumption at the then-current rates charged by the electric service provider selected and used by Landlord (or, at Landlord’s sole option, Tenant shall thereafter pay for Tenant’s entire consumption at such rates, with Landlord making an appropriate adjustment to Operating Charges on account thereof). Without limitation, Landlord may install checkmeters and require Tenant to pay separately for electricity for the supplemental HVAC equipment serving the Premises.

14.3 Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any three (3) month billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord in good faith.

14.4 The Building is currently served by a 1375 KVA generator. Provided no Event of Default exists and subject to Tenant’s obligations specified in this Lease, Landlord shall permit Tenant to use the generator in connection with Tenant’s use of the Premises. Expenses incurred with the ownership, repair, maintenance and operation of the generator shall be included in Operating Charges during the Operating Charges Base Year and subsequent years during the term. Tenant’s hook up and use of the generator shall be subject to the review and approval of the Building’s engineer.

14.5 Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (a) if Landlord is not proceeding diligently and in good faith to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of three (3) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as no Event of Default exists under this Lease, Tenant shall be entitled, as its sole and exclusive remedy, to an abatement of the Base Rent payable hereunder for the period beginning on the day after such three (3) business day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant; and (b) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord’s reasonable control to correct.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Landlord and Landlord’s Representatives shall not be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by the negligence or willful misconduct of Landlord or Landlord’s Representatives to the extent such injury is not covered by insurance either carried by Tenant (or such person) or required by this Lease to be carried by Tenant; provided, however, that neither Landlord nor any of Landlord’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

15.2 (a) Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable Costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, or (ii) any entry by Tenant or any Agent upon the Land prior to the Lease Commencement Date.

(b) Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against Tenant as a result of Landlord’s use or control of the Common Areas of the Building and the Building Structure and Systems.

15.3 No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord’s interest therein. Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes the obligations of Landlord hereunder which accrue from and after the date of the transfer.

15.4 Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an action against Landlord, which action may be consolidated with any action of Landlord.

15.5 If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). No other asset of Landlord, and no asset of any of Landlord’s Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

ARTICLE XVI

RULES

16.1 Tenant and Agents shall at all times abide by and observe the rules specified in Exhibit C. Tenant and Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord’s reasonable judgment such repair and restoration cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Tenant’s Work and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the act or omission of Tenant or any Agent, then Tenant shall not be entitled to any such rent reduction and (y) if Tenant fails to immediately pay over to Landlord insurance proceeds when received from Tenant’s insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant or any Agent, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received to the extent Landlord maintained such insurance required by Section 13.3), (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises (except to the extent Landlord receives proceeds therefor from Tenant’s insurance), any Alterations or any other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty-five percent (35%) of the replacement value of the Building.

17.2 If, within forty-five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within one hundred eighty (180) days after the date of such damage or destruction, and provided Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord shall promptly notify Tenant of such determination. For a period continuing through the later of the thirtieth (30th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant’s notice to Landlord). Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any Agent shall have caused the damage or destruction.

ARTICLE XVIII

CONDEMNATION

18.1 If one-third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one-fourth of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof. Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises totally unusable for their intended purpose. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.

18.2 All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE XIX

DEFAULT

19.1 If there shall be an Event of Default (even if prior to the Lease Commencement Date), then the provisions of Section 19.2 shall apply.

19.2 Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease. Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed after the effective date of termination shall cease without prejudice, however, to Tenant’s liability for all Base Rent, additional rent and other sums specified herein. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If Tenant is in default under this Lease and has vacated the Premises, and if Landlord has terminated this Lease as a result of such default, then Landlord shall thereafter use reasonable efforts to relet the Premises; provided, however, that Tenant understands and agrees that Landlord’s shall have no duty to relet the Premises before leasing other space in the Building. Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole but reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, additional rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including attorneys’ fees and costs, brokerage fees, expenses incurred in placing the Premises in first-class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time. Tenant also shall be liable for additional damages which at Landlord’s election shall be either: (a) an amount equal to the Base Rent and additional rent due or which would have become due from the date of Tenant’s default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for Tenant’s default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term) and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the difference between (i) all Base Rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of Tenant’s default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including attorneys’ fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), as determined by Landlord in its sole and absolute discretion, which difference shall be discounted at a rate equal to one (1) whole percentage point above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, and which resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. Tenant shall pay all expenses (including attorneys’ fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein). Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

19.3 All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.

19.6 If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand.

19.7 Intentionally deleted.

19.8 If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

ARTICLE XX

BANKRUPTCY

20.1 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a Case is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of the Trustee to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the Trustee shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord’s designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. At any time during the Term, upon not less than five (5) days prior written notice, Tenant shall provide Landlord with the most current financial statement for Tenant and any such person and financial statements for the two (2) years prior to the current financial statement year. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant.

ARTICLE XXI

SUBORDINATION

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section shall be self-operative and no further instrument of subordination shall be required to effectuate such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

21.2 Tenant shall at Landlord’s request promptly execute any requisite document confirming such subordination. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant’s attorney in fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee and assumption of Landlord’s obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by or required to credit Tenant with any prepayment of the Base Rent or additional rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including Landlord) unless said sum is actually received by such transferee, (b) bound by any amendment, modification or termination of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom; (d) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), (e) liable for any late completion of any construction of the Premises or tenant improvement work to the Premises commenced or agreed to by any prior landlord under the Lease (including Landlord), (f) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant including but not limited to fees or penalties for failure to deliver the Premises in a timely fashion, or (g) bound by any obligation which may appear in this Lease to pay any sum of money to Tenant; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within ten (10) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3 As of the date of this Lease, there is no Mortgage encumbering the Building and/or the Land.

ARTICLE XXII

HOLDING OVER

22.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent payable by Tenant hereunder shall be increased to equal the greater of (1) fair market rent for the entire Premises, or (2) the following percentages of the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period: one hundred fifty percent (150%) for each of the first three (3) months of such holdover; and two hundred percent (200%) for each month thereafter. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents.

23.2 Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights: (a) to change the street address and name of the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the plenum areas of the Premises; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with Tenant’s permitted use of the Premises; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant’s use, provided the same are on the Land; (h) if Tenant vacates the Premises prior to the expiration of the Lease Term, to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Base Rent, additional rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises), so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall use reasonable efforts to minimize interference with Tenant’s normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities, and in no event shall Landlord have any obligation to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs).

ARTICLE XXIV

PARKING

24.1 Tenant shall be allocated spaces in the Building’s parking facilities, at no charge to Tenant, in the ratio of four (4) spaces per one thousand (1,000) rentable square feet of leased Premises, inclusive of any reserved spaces granted to Tenant by this Lease or otherwise. Except for such reserved spaces, Tenant shall have the right to utilize the Building’s parking facilities on a non-exclusive and unreserved basis with other tenants of the Building for the parking of standard-sized passenger automobiles and upon such terms and conditions as may from time to time be established by Landlord. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and to reserve and assign parking spaces among Tenant and the other tenants. If Landlord, in its reasonable discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces. Landlord shall not be responsible to enforce reserved parking; however, Landlord shall clearly mark all reserved spaces. Tenant shall not use parking areas for the servicing or overnight storage of vehicles. Tenant shall not assign, sublet or transfer any rights with respect to the parking facilities. Landlord reserves the right to institute either a valet parking system or a self-parking system. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities. Landlord reserves the right to close the parking facilities during periods of unusually inclement weather or for repairs. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date.

ARTICLE XXV

GENERAL PROVISIONS

25.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

25.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate shall pass out of Landlord. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant’s business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3 Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. It is understood that Landlord shall pay the Brokers pursuant to separate agreements. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by the Brokers and any other broker, agent or finder employed by Landlord or with whom Landlord has dealt. Tenant’s and Landlord’s indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

25.4 At any time and from time to time, upon not less than ten (10) days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to Tenant’s knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.

25.5 LANDLORD AND TENANT EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH

ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. LANDLORD AND TENANT EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6 All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the third business day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I, with a copy to Levenfeld Pearlstein, LLC, Two North LaSalle Street, Suite 1300, Chicago, IL 60602, Attention: Brian Kozminski; (b) if to Tenant, at the Tenant Notice Address specified in Article I. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary (not to exceed ninety (90) days in total) to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder’s desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

25.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

25.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all exhibits, schedules and riders attached hereto. Tenant shall, at Landlord’s request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.

25.11 This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord’s right to insist on Tenant’s strict performance of the terms of this Lease.

25.12 Headings are used for convenience and shall not be considered when construing this Lease.

25.13 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

25.14 Time is of the essence with respect to each of Tenant’s and Landlord’s obligations hereunder.

25.15 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

25.16 Neither this Lease nor a memorandum thereof shall be recorded.

25.17 Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for Building without Tenant’s consent, provided such changes or modifications do not materially and adversely change the character of same.

25.18 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

25.19 Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Landlord’s liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.

25.20 If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No force majeure event shall delay the Lease Commencement Date or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a force majeure event.

25.21 Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

25.22 The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

25.23 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

25.24 Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in this transaction on behalf of any such individual or entity; that Tenant is not in violation of any anti-money laundering Law; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

25.25 Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building, or any noise in connection with activities permitted by this Lease, shall in no way effect this Lease or impose any liability on Landlord.

25.26 In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its costs and expenses incurred in connection with the legal action (including reasonable attorneys’ fees and court costs). Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the non-payment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other costs in connection therewith (including reasonable attorneys’ fees).

25.27 Tenant represents and warrants that it is not a party in interest within the meaning of Section 3(14) of ERISA, or a “disqualified person” within the meaning of Section 4975(e)(2) of the IRC, with respect to any Owning Plan. For purposes of this subsection (a), an “Owning Plan” means any employee benefit plan that has a direct or indirect ownership interest in Landlord. Tenant agrees to keep the identity of all Owning Plans confidential, except to the extent disclosure is required by law or governmental authority. Under no circumstances shall Tenant assign this Lease to, or execute any sublease or subleases with, any party unless such party has certified to Landlord and Tenant, in a writing reasonably acceptable to Landlord and Tenant, that such party is not a “party in interest” (within the meaning of Section 3(14) of ERISA), or a “disqualified person” (within the meaning of Section 4975(e)(2) of the IRC, with respect to any Owning Plan. The fact that a prospective assignee or sublessee is not a prohibited assignee or sublessee under this section shall not be construed to relieve Tenant of the necessity of obtaining Landlord’s consent to any assignment or subletting that is required under any other provision of this Lease.

ARTICLE XXVI

RENEWAL OPTIONS

26.1 Tenant is hereby granted the option (“Extension Option”) to extend the term of the Lease for up to two (2) consecutive periods of five (5) Lease Years each (respectively “First Extension Term” and “Second Extension Term”). Each Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than eighteen (18) months and no later than nine (9) months prior to the commencement of the Extension Term. Tenant may not exercise the Extension Option if Tenant is in default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or at any time thereafter prior to commencement of an Extension Term. Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option.

26.2 Each Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for each Extension Term shall be determined as provided below, and (iii) any initial rent abatement, concession or allowance which are in the nature of economic concessions or inducements shall not be applicable to any Extension Term. In addition to Base Rent, Tenant shall pay Additional Rent, and other Rent during each Extension Term as provided in this Lease.

26.3 Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term “Current Market Rate” means the prevailing net rental rate per rentable square foot under office leases recently executed for comparable space in the Building and in comparable buildings in the area in which the Building is located. The determination of Current Market Rate shall take into consideration that this is a net lease; any differences in the size of space being leased, the location of space in the building and the length of lease terms; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes), the creditworthiness of Tenant; and other pertinent factors. The Current Market Rate may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market.

26.4 Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

26.5 Tenant shall, within fifteen (15) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; (b) rejects Landlord’s determination of the Current Market Rate, or (c) requests that the Current Market Rate be determined by an appraiser (“Arbitration Request”). If Tenant rejects Landlord’s determination, Tenant’s exercise of the Extension Option granted herein shall be deemed revoked and of no further force of effect.

If Tenant requests that the Current Market Rate be determined by an appraiser, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a appraiser to determine which of the two Estimates most closely reflects the Current Market Rate. Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the office submarket in which the Building is located, with working knowledge of current office rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

26.6 Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased or assigned all or any portion of the Premises, then immediately upon such termination, sublease or assignment, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant.

ARTICLE XXVII

RIGHT OF FIRST REFUSAL

27.1 Subject to other tenants’ rights in existence on the date of this Lease and provided this Lease is then in full force and effect and there is not then in existence an Event of Default by Tenant which has not been cured within any applicable cure period and that Tenant’s interest in this Lease has not been assigned other than to an Affiliate of Tenant, Tenant shall have the right of first refusal (“Right of First Refusal”) as hereinafter described, to lease any other space in the Building that Landlord desires to lease to a third party (“Right of First Refusal Space”) exercisable at the following times and upon the following conditions:

27.2 Landlord shall not voluntarily lease all or any portion of the Right of First Refusal Space to a third party without making such lease (a “New Lease”) subject to Tenant’s Right of First Refusal. Upon the receipt of a bona fide proposal for a New Lease, Landlord shall provide written notice to Tenant (“Landlord’s ROFR Notice”) of the significant business terms of the bona fide proposal including, without limitation, a description of that portion of the Right of First Refusal Space being offered (“Landlord’s ROFR Notice Space”), the rent, the commencement date, and any allowances to be given. Tenant shall have a period of five (5) business days after the date of delivery of Landlord’s ROFR Notice to notify Landlord (“Tenant’s ROFR Notice”), whether Tenant elects to exercise the right granted hereby to lease the entire Landlord’s ROFR Notice Space on the terms set forth in Landlord’s ROFR Notice. If

Tenant elects to exercise its right to lease the Landlord’s ROFR Notice Space, the term thereof shall commence as of the commencement date set forth in the bona fide proposal. If Tenant fails to give Tenant’s ROFR Notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have refused its right to lease such space. Notwithstanding the foregoing, in the event that Landlord is required to send Tenant a Landlord’s ROFR Notice during the first eighteen (18) months of the Term of the Lease, then Landlord’s ROFR Notice shall offer to lease the Right of First Refusal Space on the terms contained in this Lease rather than the terms of any bona fide proposal, provided that the Improvements Allowance shall be reduced by prorating the Improvements Allowance from the Lease Commencement Date to the date of the Landlord’s ROFR Notice.

27.3 If Tenant fails to or does not elect to exercise its right to lease the Landlord’s ROFR Notice Space, Tenant’s rights under this Article shall be deemed waived as to such space and Landlord shall have the right to lease said space to the tenant named in the bona fide proposal on terms not materially more favorable than the terms contained in the Landlord’s ROFR Notice, if applicable. However, if the Landlord fails to execute a New Lease with the subject tenant named within six (6) months of Tenant’s waiver or refusal, then Tenant shall retain the Right of First Refusal. Subject to the foregoing provisions, the parties intend that this Right of First Refusal shall be a continuing right throughout the Term.

27.4 In the event that Tenant shall exercise its Right of First Refusal as provided herein, Landlord and Tenant within sixty (60) business days after Tenant gives Tenant’s ROFR Notice, shall enter into a written agreement modifying and supplementing this Lease to confirm the addition of the Landlord’s ROFR Notice Space to the Premises in accordance with the terms and provisions of this Lease, except as otherwise provided in Landlord’s ROFR Notice, but the effectiveness of the addition of Landlord’s ROFR Notice Space to the Premises shall not be conditioned upon the execution and delivery of such instrument. If Tenant exercises its Right of First Refusal, Landlord shall terminate the bona fide proposal for the Landlord’s ROFR Notice Space.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

THE WELLS FUND XI-FUND XII-REIT JOINT VENTURE

By:	WELLS REAL ESTATE FUND XI, L.P.
a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia Limited Partnership
(As General Partner)

By:	Wells Capital, Inc.
a Georgia Corporation
(As General Partner)

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Senior Vice President

By:	WELLS REAL ESTATE FUND XII, L.P.
a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia Limited Partnership
(As General Partner)

By:	Wells Capital, Inc.
a Georgia Corporation
(As General Partner)

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Senior Vice President

By:	WELLS OPERATING PARTNERSHIP, L.P.
a Delaware Limited Partnership

Signed, sealed and delivered	By:	Wells Real Estate Investment Trust, Inc.
in the presence of:		a Maryland Corporation
(As General Partner)

/s/ Martha Cory	By:	/s/ Douglas P. Williams
Unofficial Witness	Name:	Douglas P. Williams
	Title:	Executive Vice President
/s/ Nan Wolek
Notary Public		[Corporate Seal]

TENANT:

Signed, sealed and delivered	The EPOCH Group, L.C.,
in the presence of:	a Missouri limited liability company

APPROVED-LEGAL SERVICES

	By:	/s/ Tom Bowser
Unofficial Witness	Name:	Tom Bowser	/s/ C. Brent Bertram
	Title:	President	C. Brent Bertram
DATE 12/12/06
Notary Public

RIDER 1 – GENERAL DEFINITIONS

ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

Affiliate of Tenant: (i) a corporation or other business entity (a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI; or (ii) a corporation or other business entity (a “related corporation”) which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

Agents: any agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a party.

Alterations: any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes.

Approved Space Plan: a space plan, approved by both Landlord and Tenant, drawn to scale which shall include all partition types and locations; all doors and hardware requirements; all light fixtures and exit lights; all finish materials including glass, wall and floor finishes; all special ceiling conditions; all cabinetry and millwork with elevations and details; all modifications to existing base building HVAC equipment, all electrical receptacles; all data and voice locations; all floor load requirements which exceed eighty (80) pounds per square foot live load and twenty (20) pounds per square foot dead load; and the seating capacity of all conference rooms and furniture workstation areas. All of Tenant’s plans shall be prepared by a licensed architect approved by Landlord and in a form sufficient to secure approvals of applicable governmental authorities.

Bankruptcy Code: Title 11 of the United States Code, as amended.

Building Directory Share: Tenant’s Proportionate Share of the listings in the Building directory, based on the ratio of the rentable square footage of the Premises to the rentable square footage of Total Area.

Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building, and the building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building.

Cabling: telephone, computer and other communications and data systems and cabling.

Case: a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.

Common Areas: those common and public areas and facilities of the Building and improvements to the Land which are from time to time provided by Landlord for the use or benefit of tenants in the Building or for use or benefit by the public in general, including (a) access corridors, elevator foyers and core bathrooms, to the extent the same are not located on floors of the Building fully leased to a single tenant, and (b) Building-wide mailrooms, fire rooms, vending areas, health and fitness facilities, janitorial areas and other similar facilities of the Building, and (c) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, tunnels, pedestrian ways, sky bridges, loading docks, and (d) generally all other common and public improvements on the Land.

Construction Drawings: the architectural, mechanical and engineering working drawings that define the total scope of work to be performed by Landlord or Tenant, as applicable, in sufficient detail to secure required permits from the local jurisdiction and that include, without limitation: key plan; all legends and schedules; construction plan; reflected ceiling plan; telephone and electrical outlet location plan; finish plan; and all architectural details, elevations and specifications necessary to construct the Premises.

Cosmetic Changes: those minor, non-structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than Twenty Five Thousand Dollars ($25,000) per project or series of related projects (as reasonably determined by Landlord), such as painting, carpeting and hanging pictures.

Costs: any costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses, penalties and court costs.

Default Rate: the greater of fifteen percent (15%) per annum or the rate per annum which is five (5) whole percentage points higher than the Prime Rate published in the Money Rates section of the Wall Street Journal.

Environmental Default: any of the following by Tenant or any Agent of Tenant: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition.

Environmental Law: any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Event of Bankruptcy: the occurrence with respect to any of Tenant, any Guarantor or any other person liable for Tenant’s obligations hereunder (including any general partner of Tenant) of any of the following: (a) such person becoming insolvent, as that term is defined in the Bankruptcy Code or Insolvency Laws; (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person knowingly submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) an admission by Tenant or Guarantor of its inability to pay debts as they become due.

Event of Default: any of the following: (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of five (5) days after Landlord sends Tenant written notice thereof; (b) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in Section 19.1, which failure shall continue for a period of ten (10) days after Landlord sends Tenant written notice thereof (or such shorter period as is appropriate if such failure is capable of being cured sooner); provided, however, that if such cure cannot reasonably be effected within such ten (10) day period and Tenant begins such cure promptly within such ten (10) day period and is pursuing such cure in good faith and with diligence and continuity during such ten (10) day period, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure; (c) Tenant’s failure to take occupancy of the Premises; (d) an Event of Bankruptcy; (e) Tenant’s dissolution or liquidation; (f) any Environmental Default; or (g) any sublease, assignment or mortgage not permitted by Article VII; or (h) Tenant’s failure to pay any sum or perform or observe any covenant or condition of this Lease when required under this Lease (without regard to any grace period otherwise allowed) more than twice during any twelve month period during the Lease Term.

Final Construction Drawings: the Construction Drawings as approved (or deemed approved pursuant to Exhibit B) by Tenant and Landlord.

Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.

including: including, but not limited to; including, without limitation; and words of similar import.

Insolvency Laws: the insolvency Laws of any state.

IRC: Internal Revenue Code of 1986, as amended.

Land: the site upon which the Building is constructed.

Landlord Insured Parties: Landlord’s advisors, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.

Landlord’s Representatives: Landlord’s affiliates, shareholders, partners, directors, officers, employees, agents and representatives.

Laws: all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).

Lease Month: Each calendar month during a Lease Year, provided that if the Lease Commencement Date does not occur on the first day of a calendar month, the first Lease Month shall include the remainder of the partial month in which the Lease Commencement Date occurs and the next succeeding calendar month.

Lease Year: a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs.

Mortgages: all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.

Operating Charges: all expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair, including the following: (1) electricity, gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees of not more than three percent (3%) of the adjusted gross revenues of the Building) and personnel costs of the Building (including all fringe benefits, workers’ compensation insurance premiums and payroll taxes); (4) costs of service, equipment rental, access control, landscaping and maintenance contracts; (5) maintenance, repair and replacement expenses and supplies; (6) depreciation/amortization for capital expenditures made by Landlord to reduce operating expenses or to comply with Laws imposed after the date hereof, which shall be charged in annual installments over the useful life of the items for which such costs are incurred together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (9) reasonable reserves for replacements, repairs and contingencies; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants’ proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any management office (of reasonable and customary size) and fitness facilities in the Building; (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any portion of any fitness facility, (to the extent not offset by separate membership or usage fees imposed by Landlord) roof deck, function room or other amenity of the Building; (16) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound; (17) the repair and maintenance costs for the 1375 KVA generator, including all fuel costs and (18) any other expense incurred by Landlord in arm’s-length transactions in connection with maintaining, repairing or operating the Building. Notwithstanding any provision contained in this Lease to the contrary, Operating Charges shall not include: (i) Real Estate

Taxes; (ii) principal or interest payments on any Mortgage; (iii) the costs of special services and utilities separately charged to particular tenants of the Building; (iv) ground lease payments; (v) advertising and promotional expenses directly relating to leasing; (vi) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants’ regular contributions to Operating Charges); (vii) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (viii) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except a commercially reasonable deductible); (ix) leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (x) tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xi) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law; (provided that reasonable attorneys fees to enforce rules and regulations for the Building shall be included in Operating Charges); (xii) penalties for any late payment by Landlord, including taxes and equipment leases; (xiii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or the parking facilities); (xiv) Landlord’s contributions to charitable organizations; (xv) costs of correcting defects, including any allowances for same, in the original construction of the Building; (xvi) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building; and (xviii) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord’s Agents, but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant’s Agents with respect to its use or occupancy of space in the Building).

Operating Charges Base Amount: the Operating Charges incurred during the Operating Charges Base Year.

Parking Facility: the Building’s parking facilities.

Permitted Recipient: the officers, partners and senior level employees of Tenant who are involved in lease administration, Tenant’s certified public accountants who have responsibilities related to Operating Charges, Tenant’s attorney if involved in the dispute, any employees of Tenant’s auditor involved with the review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority.

Prime Rate: the prime rate published in the Money Rates section of the Wall Street Journal.

Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction.

Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered.

Real Estate Taxes: (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land, or Landlord’s personal property used in connection therewith; (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the gross rents payable by tenants of the Building, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts; and (3) reasonable expenses (including reasonable attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).

Real Estate Taxes Base Amount: the Real Estate Taxes incurred during the Real Estate Taxes Base Year.

Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant’s Proportionate Share of the amount by which Operating Charges and/or Real Estate Taxes, as applicable, incurred during the preceding calendar year exceeded, respectively, the Operating Charges Base Amount and/or the Real Estate Taxes Base Amount and (2) the aggregate amount of Tenant’s estimated payments made on account of Operating Charges and Real Estate Taxes during such year.

Structural and System Alterations: any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.

Tenant Items: all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations.

Tenant’s Sublease Request Notice: a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant to other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

Tenant’s Work: As defined in Exhibit B.

Trustee: a trustee-in-bankruptcy of Tenant under a Case.